EXHIBIT 99.3

DENDRON GMBH

Financial Statements as of and for the year ended December 31, 2001 and as of and for the nine-month period ended September 30, 2002

DENDRON GMBH

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Dendron GmbH:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholders’ equity (deficiency) and cash flows, present fairly, in all material respects, the financial position of Dendron GmbH at December 31, 2001 and September 30, 2002, and the results of its operations and its cash flows for the year ended December 31, 2001 and the nine-month period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note [3] to the financial statements, the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note [3] and [22]. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note [19] to the financial statements, the Company has extensive transactions and relationships with several related parties. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PwC Deutsche Revision AG

Essen, Germany

18 November 2002

DENDRON GMBH

BALANCE SHEETS

As of December 31, 2001 and

September 30, 2002

in Euro

	As of December 31, 2001	As of September 30, 2002
ASSETS
Current Assets
Cash	€31	€2,185
Accounts receivable, net	214,051	548,229
Inventories, net	506,263	543,635
Prepaid expenses and other current assets	300,740	175,142

Total Current Assets	1,021,085	1,269,191

Non-Current Assets
Property and equipment, net	136,117	617,930
Other assets	—	20,671

Total Non-Current Assets	136,117	638,601

TOTAL ASSETS	€1,157,202	€1,907,792

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities
Accounts payable	€168,012	€648,052
Overdraft facilities	365,829	720,658
Silent partnership obligation	—	1,500,000
Current portion of long-term debt	609,033	522,911
Accrued salaries and benefits	64,404	38,408
Accrued liabilities	530,927	1,049,800
Other liabilities	18,640	20,688

Total Current Liabilities	1,756,845	4,500,517

Non-Current Liabilities
Long-term debt	1,277,948	920,325
Accrued liabilities	60,000	60,000

Total Non-Current Liabilities	1,337,948	980,325

TOTAL LIABILITIES	3,094,793	5,480,842

Commitments and contingencies (Note 17)

SHAREHOLDERS’ DEFICIENCY
Capital stock	686,000	686,000
Additional paid-in capital	2,788,185	2,788,185
Receivables from shareholders	(160,822)	—
Accumulated deficit	(5,250,954)	(7,047,235)

TOTAL SHAREHOLDERS’ DEFICIENCY	(1,937,591)	(3,573,050)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	€1,157,202	€1,907,792

The accompanying notes are an integral part of these financial statements.

DENDRON GMBH

STATEMENTS OF OPERATIONS

Year Ended December 31, 2001 and

Nine-Month Period Ended September 30, 2002

in Euro

	For the year ended December 31, 2001	For the nine-month period ended September 30, 2002
Net sales	€2,065,303	€1,900,485
Cost of sales	1,210,821	930,712

Gross margin	854,482	969,773
Costs and expenses:
Research and development	672,760	685,582
Marketing and sales	816,441	826,103
General and administrative	1,057,430	709,712
Other operating (income) expense	(3,623)	34,095

Loss from operations	(1,688,526)	(1,285,719)
Interest expense, net	(210,220)	(510,562)

Loss before provision for income taxes	(1,898,746)	(1,796,281)
Provision for income taxes	—	—

Net loss	€(1,898,746)	€(1,796,281)

The accompanying notes are an integral part of these financial statements.

DENDRON GMBH

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY

Year Ended December 31, 2001 and

Nine-Month Period Ended September 30, 2002

In Euro

	Capital stock	Additional paid-in capital	Receivables from Shareholders	Accumulated deficit	Total shareholders’ deficiency
Balances as of December 31, 2000	€500,000	—	€(218,789)	€(3,352,208)	€(3,070,997)
Issuance of shares for cash	186,000	€2,788,185	—	—	2,974,185
Collection of receivable from shareholders	—	—	57,967	—	57,967
Net loss for the year	—	—	—	(1,898,746)	(1,898,746)

Balances as of December 31, 2001	686,000	2,788,185	(160,822)	(5,250,954)	(1,937,591)
Collection of receivable from shareholders	—	—	160,822	—	160,822
Net loss for the period	—	—	—	(1,796,281)	(1,796,281)

Balances as of September 30, 2002	€686,000	€2,788,185	€—	€(7,047,235)	€(3,573,050)

The accompanying notes are an integral part of these financial statements.

DENDRON GMBH

STATEMENTS OF CASH FLOWS

Year Ended December 31, 2001 and

Nine-Month Period Ended September 30, 2002

in Euro

	For the year ended December 31, 2001	For the nine-month period ended September 30, 2002
Cash flows from operating activities:
Net loss for the period	€(1,898,746)	€(1,796,281)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	22,785	61,206
Changes in certain assets and liabilities, net of non-cash transactions:
Accounts receivable	33,109	(334,178)
Inventories	41,075	2,668
Prepaid expenses and other assets	(98,219)	(37,372)
Accounts payable	(846,518)	480,040
Accrued salaries and benefits	64,404	(25,996)
Accrued liabilities	316,140	518,873
Other liabilities	(8,833)	13,949

Net cash flows used in operating activities	(2,374,803)	(1,117,091)

Cash flows from investing activities:
Additions to property and equipment	(96,289)	(543,019)

Net cash flows used in investing activities	(96,289)	(543,019)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	2,974,185	—
Change in overdraft facility	(409,880)	354,829
Proceeds of issuance of long-term debt	—	1,500,000
Collection of receivables from shareholders	57,967	160,822
Principal payment on long-term debt	(153,387)	(153,387)
Principal payment on seller financing	—	(200,000)

Net cash flows provided by financing activities	2,468,885	1,662,264

Net increase/(decrease) in cash	(2,207)	2,154
Cash and cash equivalents as of beginning of period	2,238	31

Cash and cash equivalents as of end of period	€31	€2,185

Supplemental cash flow information:
Cash paid:
Interest	€42,887	€94,925
Non-cash financing activities:
Offset of seller financing liability with amounts due from EFMT	—	€102,258

The accompanying notes are an integral part of these financial statements.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS

Note (1)    Purpose of these financial statements

The accompanying financial statements of Dendron GmbH have been prepared for inclusion in Micro Therapeutics, Inc.’s filings for purposes of complying with the rules and regulations of the U.S. Securities and Exchange Commission, pursuant to the transaction between Micro Therapeutics, Inc. and Dendron GmbH (“Dendron”), as further described in Note [22]. The accompanying financial statements are expressed in Euro and have been prepared in accordance with accounting principles generally accepted in the United States of America.

Note (2)    Organization, nature of business and basis of presentation

Organization

The concept behind Dendron was developed by Prof. Grönemeyer, the former controlling shareholder, who has been involved in the micro therapy business for many years. In 1994, Prof. Grönemeyer formed Entwicklungs-und-Forschungszentrum für Mikrotherapie gGmbH (“EFMT”), a non-profitable organization under the laws of Germany to perform research and development activities in the micro therapy industry. Since then, EFMT has been involved in the research and development of certain technology and intellectual property. Under German law, EFMT was not permitted to profit from the sale of products.

Due to this reason, Prof. Grönemeyer, together with Augusta Krankenhaus gGmbH and three former managing directors of EFMT (collectively referred herein as the “Founders”), formed Dendron GmbH on November 27, 1998 to effect the acquisition of certain of EFMT’s business assets. On December 31, 1998, Dendron completed the acquisition for cash consideration of €2.8 million. As of the date of the acquisition, Prof. Grönemeyer owned 51% of Dendron and was the controlling shareholder. However, as of the date of the acquisition, Prof. Grönemeyer owned 42% of EFMT, and did not have voting control of the organization. A written agreement among all members of EFMT was required in order to effect the sale. Accordingly, the transaction has been accounted for as a purchase by Dendron of the 100% ownership in certain assets of EFMT and was recorded at estimated fair value.

Nature of business

Dendron is a privately held, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms.

Fiscal year

Dendron’s fiscal year ends on the last day of December. Fiscal 2001 refers hereinafter to the year ended December 31, 2001 and Fiscal 2002 to the nine months ended September 30, 2002.

Note (3)    Going concern

The accompanying financial statements were prepared assuming Dendron will continue to operate on a going-concern basis and do not include any adjustments to the recorded amounts of assets or to the recorded amounts or classification of liabilities which would be required if Dendron were unable to realize its assets and satisfy its liabilities and obligations in the normal course of business. Dendron has primarily incurred losses since its inception, and has a cumulative net loss of approximately € (7.0) million through September 30, 2002. At September 30, 2002 Dendron had a deficiency in working capital of € (3.2) million and a deficiency in shareholders’ equity of € (3.6) million. For Fiscal 2001 and Fiscal 2002 Dendron recorded negative cash flows from operations of € (2.4) million and € (1.1) million, respectively.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Dendron has historically relied upon a private placement of its stock and issuance of debt to generate funds to meet its operating needs. Dendron’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and raise additional financing through equity financing, arrangements with corporate sources, or other sources of financing to fund operations.

On September 3, 2002, the shareholders of Dendron entered into a binding agreement with Micro Therapeutics, Inc. pursuant to which Micro Therapeutics agreed to acquire 100% of Dendron’s outstanding share capital. Micro Therapeutics completed the acquisition on October 4, 2002. Management’s plans include financial support from the parent company. See Note [22] for additional details.

Note (4)    Significant accounting policies

The following is a summary of significant accounting policies followed by Dendron in the preparation of the financial statements.

(a)    Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)    Concentration of credit risk

Financial instruments that potentially subject Dendron to concentrations of credit risk consist principally of trade receivables. Dendron sells its products to customers in the interventional neuroradiology market industry. Dendron is exposed to credit risks in the event of non-payment by customers and/or distributors to the extent of amounts recorded on the balance sheet and limits such exposure to accounting losses by limiting the amount of credit extended whenever deemed necessary. Individual payment terms are agreed on with certain distributors to limit credit risk.

To date, a significant portion of Dendron’s revenues has been concentrated among a limited number of customers/distributors. In Fiscal 2001 and Fiscal 2002, one of Dendron’s direct customers represented approximately 41.7% and 42.9% of total revenues, respectively. Three of Dendron’s distributors accounted for approximately 21.9% and 23.0% of Dendron’s net revenues for Fiscal 2001 and Fiscal 2002, respectively. Dendron anticipates that it will continue to experience significant customer concentration. The loss of any one of these customers could have a material adverse effect on Dendron’s results of operations and financial position. As of September 30, 2002, Dendron had an accounts receivable balance of €548,229, net of an allowance for doubtful accounts of €197,499. Dendron maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on past payment history with the customer, analysis of the customer’s current financial condition and outstanding invoices older than a predetermined number of days. If the financial condition of Dendron’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Dendron earns a significant portion of revenues in Germany. Revenues from customers in Germany accounted for approximately 64.3% and 63.5% of Dendron’s total net revenues for Fiscal 2001 and Fiscal 2002, respectively. Dendron expects that revenues from Germany will continue to account for a significant portion of its total revenues in future periods.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

The majority of the raw materials and purchased components used to manufacture Dendron’s products are readily available. Many of these raw materials and components are purchased from single sources due to technology, price, quality or other considerations. Most of these items, however, may be sourced from other suppliers, often after a requalification process. In the event that Dendron’s supply of critical raw materials or components was interrupted due to the time required to requalify materials or components or modify product designs, Dendron’s ability to manufacture the related product in desired quantities and in a timely manner could be adversely affected. Dendron attempts to mitigate these risks by working closely with key suppliers to coordinate product plans and the transition to replacement components for obsolete parts.

For Fiscal 2001 and 2002 the major portion of revenues was derived from the sale of detachable coils. These sales amounted to approximately 87.0% and 83.4% of total sales for Fiscal 2001 and Fiscal 2002, respectively.

(c)    Revenue recognition

In accordance with Staff Accounting Bulletin No. 101, product sales and related cost of sales are recognized upon the shipment of product to customers, some of which are distributors, provided Dendron has received a purchase order, the price is fixed or determinable, collectibility of the resulting receivable is reasonably assured and not contingent on subsequent resale, returns are reasonably estimable and there are no remaining obligations. The terms of substantially all product sales are FOB shipping point. Dendron’s sales terms to its distributors and customers provide no right of return outside of Dendron’s standard warranty policy, and payment terms consistent with industry standards apply. Sales terms and pricing extended to Dendron’s distributors are governed by the respective distribution agreements, together with binding purchase orders for each transaction. Dendron’s distribution partners purchase Dendron’s products to meet sales demand of their end-user customers as well as to fulfill their internal requirements associated with the sales process and contractual purchase requirements under the respective distribution agreements. Dendron’s products are generally under warranty against defects in material and workmanship for a period of one year. Dendron provides for the estimated future return of inventory and the estimated costs of warranty at the time of sale based on historical experience. Actual results have been within management’s expectations.

(d)    Foreign currency assets and liabilities

Dendron includes its foreign currency transaction gains and losses in its results of operations.

(e)    Bank overdraft

The book balance of the bank accounts was a negative €365,829 and a negative €720,658 as of December 31, 2001 and September 30, 2002, respectively. These amounts have been reclassified to current liabilities.

(f)    Inventories

Inventories are stated at the lower of acquisition or production cost or market. Cost is determined using the FIFO (First-in First-out) method. Finished goods and work in process inventories include direct material, labor and manufacturing overhead costs.

(g)    Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation. Cost includes major expenditures for improvements and replacements that extend useful lives or increase capacity. Maintenance and repairs are expensed as incurred. Upon sale or disposition of assets, any gain or loss is included in the statement of operations. The cost of property and equipment is generally depreciated using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease terms.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

For financial statement purposes, property and equipment is depreciated using the straight-line method over the following lives:

Asset	Estimated useful life (years)
Leasehold improvements	8
Computer hardware and software	3
Machinery and equipment	8
Furniture and fixtures	5-8

Dendron continually monitors events and changes in circumstances that could indicate the carrying balances of its property and equipment may not be recoverable. When such events or changes in circumstances are present, Dendron assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, Dendron recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

(h)    Shipping and handling costs

Shipping and handling costs are expensed as incurred and recorded as a component of sales and marketing in the statement of operations. Such expenses for Fiscal 2001 and Fiscal 2002 were not material to the financial statements.

(i)    Research and development

Research and development costs are charged to expense as incurred.

(j)    Advertising costs

All advertising costs are expensed as incurred. Advertising costs for Fiscal 2001 and Fiscal 2002 were €123,018 and €72,892, respectively.

(k)    Derivative instruments

In June 1998, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by Statements of Financial Accounting Standards No. 137 and No. 138 in June 1999 and June 2000, respectively. Dendron adopted SFAS 133 effective January 1, 2001. These statements, which were required to be adopted for fiscal years beginning after June 15, 2000, established additional accounting and reporting standards for derivative instruments and hedging activities. The statements require that an entity recognize all derivatives (derivative instruments embedded in other contracts) as either assets or liabilities in the statement of financial position. This statement also defines and allows companies to apply hedge accounting to its designated derivatives under certain instances. It also requires that all derivatives be marked to market on an ongoing basis. This applies whether the derivatives are stand-alone instruments or embedded derivatives. Along with the derivatives, in the case of qualifying hedges, the underlying hedged items are also to be marked to market. These market value adjustments are to be included either in the income statement or other comprehensive income, depending on the nature of the hedged transaction. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over the counter market. In cases where derivatives relate to financial instruments of non-public companies, or where quoted market prices are otherwise not available, such as for derivative financial instruments, fair value is based on estimates using present value or other valuation techniques.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Dendron has entered into a partnership obligation with a venture capitalist, which contains provisions for payments based on interest and equity prices. This agreement is considered to include embedded derivatives under SFAS 133. See Note [14] for additional discussion on the agreement containing embedded derivatives.

(l)    Accounting for income taxes

Dendron follows the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(m)    Government grants or subsidies

Dendron has received funding from various government entities to subsidize research and development activities. No grants have been received in Fiscal 2001. Grants included in the statements of operations for Fiscal 2002 amounted to €134,593. These amounts have been netted against research and development expenses.

(n)    Comprehensive income

Dendron adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards for reporting comprehensive income and its components in the body of the financial statements. Comprehensive income includes net income as currently reported under Generally Accepted Accounting Principles and also considers the effect of additional economic events that are not required to be recorded in determining net income but are rather reported as a separate component of stockholders’ equity. To date Dendron has not had any transactions that are required to be reported in comprehensive income.

(o)    Pension information

Dendron does not maintain any pension plans. German law provides for pension benefits to be paid to retired employees from government-managed pension plans and/or privately-managed pension funds. Amounts payable to such plans are accounted for on an accrual basis.

(p)    Recent accounting pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001 and specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (“SFAS 121”). Dendron does not have any intangible assets with an indefinite useful life. The adoption of SFAS 141 and SFAS 142 did not have a material impact on Dendron’s financial position or results of operations.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

In August 2001, the FASB issued SFAS No. 143, “Accounting For Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of lessees. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period incurred. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Dendron has not yet determined the impact, if any, of adopting this standard.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). The objectives of SFAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for segments of a business to be disposed of. However, SFAS 144 retains APB 30’s requirement that entities report discontinued operations separately from continuing operations and extends that reporting requirement to “a component of an entity” that either has been disposed of or is classified as “held for sale.” SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a temporarily controlled subsidiary. Dendron adopted the provisions of SFAS 144 effective January 1, 2002. The adoption of SFAS 144 did not have a material impact on Dendron’s financial position or results of operations.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (“Issue 94-3”). The principal difference between SFAS 146 and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the FASB in SFAS 146 is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in Issue 94-3. It also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Dendron has not yet determined the impact, if any, of adopting this standard.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note (5)    Accounts receivable, net

Accounts receivable consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Accounts receivable from third parties:	€240,346	€712,512
Accounts receivable from related parties Note [19]:	42,262	33,216
Less: Allowance for doubtful accounts:	(68,557)	(197,499)

	€214,051	€548,229

Note (6)    Inventories, net

Inventories consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Raw material:	€179,538	€96,480
Work-in-process:	117,563	184,822
Finished goods:	344,054	397,225
Less: Allowance for obsolescence:	(134,892)	(134,892)

	€506,263	€543,635

The allowance for inventories consists of write-downs for EDC I coils that are not saleable due to a patent infringement see Note [18] and for Microcoils where the expiration dates were overdue and are no longer saleable.

Note (7)    Prepaid expenses and other assets

Prepaid expenses and other assets consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Value added tax	€233,530	€128,086
Related parties Note [19]	29,198	—
Other	38,012	47,056

	€300,740	€175,142

Non-current
Deposits	€—	€20,671

	€—	€20,671

The deposit in the amount of €20,671 pertains to leased facility space for production purposes.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note (8)    Property and equipment, net

Property and equipment, net consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Machinery and equipment	€3,045	€3,045
Leasehold improvements	3,409	438,313
Furniture and fixtures	95,513	146,085
Computer hardware and software	66,015	123,558

	167,982	711,001
Less, Accumulated depreciation	(31,865)	(93,071)

	€136,117	€617,930

Total depreciation expense for the year ended December 31, 2001 and for the nine-month period ended September 30, 2002 was €22,785 and €61,206, respectively. The significant increase in fixed assets is mainly due to leasehold improvements that were made to the production facility during Fiscal 2002.

Note (9)    Accounts payable

Accounts payable consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Trade payables to third parties	€168,012	€311,601
Trade payables to related parties Note [19]	—	336,451

	€168,012	€648,052

Note (10)    Accrued Salaries and Benefits

Accrued salaries and benefits consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Salaries and social security payable	€45,715	€21,144
Accruals	18,689	17,264

	€64,404	€38,408

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note (11)    Accrued liabilities

Accrued liabilities consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Patent infringement and related costs Note [18]	€489,000	€515,000
Accrued interest Note [14]	—	400,000
Related party Note [19]	—	40,000
Other	41,927	94,800

	530,927	1,049,800

Non-current
Accrued contingent interest liability Note [17]	60,000	60,000

	€60,000	€60,000

Note (12)    Other liabilities

Other liabilities consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Accruals	€15,252	€17,300
Liabilities to related parties Note [19]	3,388	3,388

	€18,640	€20,688

Note (13)    Short-term and long-term debt

Short-term debt consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Current portion of seller financing Note [19]	€302,258	€216,136
Current portion of other long-term debt	306,775	306,775

Sub-total current portion of seller financing and other long-term debt	609,033	522,911
Overdraft facility	365,829	720,658
Silent partnership obligation with Technologie-Beteiligungsgesellschaft mbH der Deutschen Ausgleichsbank “Stille Beteiligung” Note [14]	—	1,500,000

	€974,862	€2,743,569

Generally, Dendron’s short-term borrowings are in the form of an overdraft facility. For Fiscal 2001 and Fiscal 2002, the interest rate for the overdraft facility was 8.75% per annum up to €766,938 as a maximum limit. If additional funds are needed by Dendron, they must be authorized by the bank and for such additional amounts

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Dendron would pay an additional 3.0%. There is no maturity of this overdraft facility and there exist no covenants. Certain assets have been pledged as security in respect to the overdraft facility and the term loan payable to bank. These include accounts receivables, inventories, patents and patent applications. Dendron used the proceeds from these borrowings for working capital needs, capital investments and other general corporate purposes.

Long-term debt consist of the following:

	As of December 31, 2001	As of September 30, 2002
Term loan payable to a bank, payable in 10 semi-annual installments of €153,387, interest is payable monthly at a fixed rate of 7.0%	€1,380,488	€1,227,100
Seller financing Note [19]	506,493	216,136

Sub-total	1,886,981	1,443,236
Less: current portion of long-term debt and seller financing	(609,033)	(522,911)

Long-term debt excluding current portion	€1,277,948	€920,325

The seller financing accrues interest at 6.0% and there exists no contractual maturity date.

At September 30, 2002, certain shareholders of Dendron have guaranteed debt of Dendron for approximately €460,163. The loan payable is backed by a guarantee from the State of Nordrhein-Westfalen for 80% of €2.3 million.

Aggregate annual maturities during the next five years, as of December 31, 2001, are as follows:

2002	€609,033
2003	511,010
2004	306,775
2005	306,775
2006	153,388

Total	€1,886,981

Note (14)    Partnership Obligation (Stille Beteiligung)

On September 19, 2001, Dendron entered into an agreement (the “Agreement”) with Technologie-Beteiligungsgesellschaft mbH der Deutschen Ausgleichsbank (the “silent partner”/Stiller Beteiligter) pursuant to which Dendron raised €1.5 million through the issuance of a security (the “silent partnership obligation”/Stille Beteiligung) due December 31, 2011. The silent partnership obligation accrues interest at 8.0% per annum. Interest on the silent partnership obligation is payable semi-annually. At September 30, 2002, the unpaid principal balance of the silent partnership obligation was €1.5 million. As a condition precedent to the actual funding of the amounts committed under the Agreement, Dendron was required to prepare and file with the silent partner a detailed investment plan subject to the silent partner’s approval. As stated in the Agreement, if Dendron failed to submit such a plan, or the plan was drafted in terms not acceptable by the silent partner, the funds would not be delivered to Dendron.

Dendron filed the required documentation in January 2002. The funds were received by Dendron in three installments in January, April and June 2002. The silent partnership obligation also contained a “put” provision

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

whereby the silent partner could put the debt to Dendron for a specified price, as further described below, at the earliest of the following: (a) December 31, 2011, or (b) one of the following: (i) a change of control, (ii) a liquidation, winding up or dissolution or the sale of all or substantially all of Dendron’s assets, (iii) the consummation of a public offering of Dendron, (iv) the lack of silent partner’s consent on certain business decisions taken by Dendron for which such consent is required or (v) Dendron’s whole or partial redemption of the silent partnership obligation at its sole discretion (collectively referred herein as the “Termination Events”). If one of the Termination Events occur on or before September 19, 2006, the silent partner has the right to require Dendron to redeem the silent partnership obligation for an amount equal to the sum of (A) the principal amount then outstanding, together with any accrued but unpaid interest, plus (B) 30% of the principal amount then outstanding. Otherwise, if one of the Termination Events occur after September 19, 2006, or on December 31, 2011, the silent partner has the right to require Dendron to redeem the silent partnership obligation for an amount equal to the sum of (A) the amount then outstanding, together with any accrued but unpaid interest plus (B) 30% of the principal amount then outstanding, plus (C) 6% of the principal amount then outstanding times the number of years lapsed between the date of the Termination Event or December 31, 2011, whichever occurs first, and September 19, 2006. In addition, even though the silent partner does not participate in Dendron’s losses, it is entitled to 12% of Dendron’s adjusted net income, if any, as defined in the Agreement. Adjusted net income is defined as net income according to German generally accepted accounting principles adjusted for items that have effected the profit and loss statement for the period such as income taxes, bonuses for management, extraordinary items, gains and losses from the sale of fixed assets and profit sharing agreement amounts.

The security is considered a hybrid instrument which contains an 8% debt instrument, as the host contract, and a compound embedded derivative. The compound embedded derivative is comprised of (1) a profit sharing payment provision and (2) a put option, which both meet the definition of embedded derivatives and are accounted for together as a compound embedded derivative, as prescribed by SFAS 133.

Dendron has separated the profit sharing payment provision from the host contract, however, Dendron believes that the fair value of this component of the compound embedded derivative is zero as of the date the liability was incurred and as of September 30, 2002. Management estimated the fair value based on the fact that Dendron incurred significant losses and negative cash flows from operations which raise uncertainty about Dendron’s ability to continue as a going concern.

As discussed in Note [22], on September 3, 2002, the shareholders of Dendron entered into a securities purchase agreement with Micro Therapeutics, Inc. On October 4, 2002, Micro Therapeutics, Inc. announced it had completed the acquisition of Dendron. Under the terms of the Agreement, as described above, the change in control of Dendron resulting from the transaction with Micro Therapeutics, Inc. allowed the security holder to request redemption of the security at original principal amount plus any accrued but unpaid interest plus 30% of the original principal amount. Dendron has reflected in interest expense an amount of €436,894 for accrued interest and the change in fair value of the compound embedded derivative.

Note (15)    Income taxes

No provision for income taxes has been recorded because Dendron has predominantly incurred net losses since inception and Dendron has received no benefit for such losses. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the reliability of the deferred tax assets such that a full valuation allowance has been recorded.

The difference between the statutory rate of approximately 39.9% and the tax benefit of zero recorded by Dendron is primarily due to Dendron’s full valuation allowance against its net deferred tax assets.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of September 30, 2002, Dendron had available in Germany cumulative tax loss carry forwards for corporate income tax of approximately €5.1 million. Under current German tax laws, these loss carry forwards have an indefinite life and may be used to offset future taxable income.

Note (16)    Shareholders’ deficiency

(a)    Shareholders’ agreement

All holders of Dendron’s shares are parties to Dendron’s articles of incorporation “Gesellschaftsvertrag,” as amended in July 2001 to include other shareholders as described in Note [16(c)] below. This agreement provides for a right of first refusal to non-selling shareholders to purchase any selling shareholders’ shares at a price equal to that determined by a third party.

(b)    Capital stock

Dendron has been formed under German law as a Gesellschaft mit beschränkter Haftung (“GmbH”)—or a private limited liability company. As established by German law, on formation, each shareholder received a single share in the amount of the respective share capital holding. No share certificates were issued and shares are not freely transferable. At September 30, 2002, Dendron has a total capital stock of €686,000.

Holders of each share have one vote for each 50 share-value held of record on all matters submitted to a vote of shareholders. Dividends on shares may be declared and paid from funds available to Dendron.

(c)    Capital nature transactions

On July 13, 2001, the shareholders of Dendron entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a pool of investors (the “Investors”). In connection with this Purchase Agreement, Dendron issued 2 shares to the Investors with a value of €93,000 per share for a total purchase price of €2,999,749 million. Net proceeds to Dendron amounted to €2,974,185 million after reduction of related issuance costs.

The characteristics of these shares are listed as follows:

Voting rights:

The holders of these shares have full voting rights and powers equal to the voting rights and powers of the other shareholders.

However, the consent of the Investors is required for Dendron to perform the following, among other things:

Amend or otherwise alter Dendron’s articles of incorporation, by-laws or other charter documents in any manner that adversely affects the rights of the Investors;

Cause the sale of all or substantially all of the assets of Dendron;

Enter or continue into any transaction with the existing shareholders and their immediate families;

Consent to any liquidation, dissolution, or winding up of Dendron;

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Declare or pay any dividend or distribution on any share of capital stock other than to the Investors in accordance with Dendron’s articles of incorporation;

Dividends:

The Investors are entitled to receive dividends when and if declared, at the same rate as dividends to the other shareholders, based on the respective shareholdings in Dendron.

Note (17)    Commitments and contingencies

Leases

Dendron leases production facilities, office space and production equipment under operating lease agreements with original terms ranging from 3 years to 9 years. Rent expense amounted to €77,808 and €96,150 for Fiscal 2001 and Fiscal 2002, respectively. At December 31, 2001, Dendron’s annual lease obligations under non-cancelable operating leases are as follows:

Year ended December 31,	Amount
2002	€71,280
2003	71,280
2004	71,280
2005	71,280
2006	71,280
Later years through 2011	356,400

Employment agreements

Dendron has entered into employment agreements with certain key employees providing for aggregate annual compensation of €282,861 and other compensation guidelines for each employee. Pursuant to the terms of the employment agreements, the executives are generally entitled to receive compensation in the form of (i) an annual fee payable in cash on a monthly basis and (ii) an annual bonus equal to 1.5% of an adjusted net income, as defined in the agreements, but not exceeding €25,000 per annum and (iii) other discretionary bonuses. In addition, the agreements include confidentiality provisions, invention assignment provisions, and covenants not to compete. The employment agreements initially expire on December 31, 2003. Due to the losses generated in Fiscal 2001 and 2002 management has waived any rights to receive such determined bonuses and therefore, no amounts were accrued for bonuses.

Contingent interest liability

In August 1999, Dendron entered into a written agreement with the governmental authorities of Nordrhein-Westfalen (NRW) and two related parties, EFMT and ReDis, pursuant to which Dendron was jointly and severally liable together with the two other entities for the reimbursement of interest charged to EFMT originally by NRW for governmental grants received by EFMT prior to the sale of its business assets to Dendron and ReDis in November 1998. The grants received are not themselves required to be repaid in any form. The agreement stated that an amount up to a maximum of €245,988, representing only interest on granted amounts, would have to be reimbursed to NRW by any of the three companies individually or collectively, whichever becomes profitable first, during a period of 30 years. Based on conversations with NRW, Dendron learned that NRW intends to renegotiate the terms of the claim. Due to the fact that the three companies under the agreement incurred significant losses during the past years, NRW expressed its intentions to (i) reduce the reimbursable

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

amounts and/or (ii) shorten the period allowed for reimbursement. While the ultimate outcome of this claim cannot be ascertained at this time, based on current knowledge of the facts and status of negotiations, management believes that the most probable amount that could be incurred is €60,000. Dendron has appropriately accrued for this amount in these financial statements.

Note (18)    Litigation

Dendron is involved in various lawsuits from time to time. In management’s opinion, Dendron is not currently involved in any legal proceedings other than those specifically identified below which, individually or in the aggregate, could have a material effect on the financial condition, operations or cash flows of Dendron. Dendron’s total accrual for litigation-related reserves as of December 31, 2001 and September 30, 2002 was €489,000 and €515,000, respectively.

Dendron believes that it has meritorious defenses against claims that it has infringed patents of others. However, there can be no assurance that Dendron will prevail in any particular case. An adverse outcome in one or more cases in which Dendron’s products are accused of patent infringement could have a material adverse effect on Dendron. Further, product liability claims may be asserted in the future relative to events not known to management at the present time. Dendron has insurance coverage, which management believes is adequate to protect against product liability losses that could otherwise materially affect Dendron’s financial position.

Litigation with the Regents of the University of California

On September 1, 2000, Dendron was named as the defendant in three patent infringement lawsuits brought by the Regents of the University of California (the “plaintiff”) in the District Court of Nordrhein-Westfalia (Landgericht) in Düsseldorf, Germany. The complaint requested a judgment that Dendron’s EDC I coil device infringes three European patents held by the plaintiff and asks for relief in the form of an injunction that would prevent Dendron from selling the products within Germany and from Germany to customers abroad, as well as an award of damages caused by Dendron’s alleged infringement, and other costs, disbursements and attorneys’ fees. In August 2001, the Court issued a written decision that EDC I coil devices do infringe the plaintiff’s patents and requested Dendron to disclose the individual product’s costs as the basis for awarding damages. In September 2001, Dendron appealed the decision.

On July 4, 2001, the plaintiff filed another suit against Dendron alleging that EDC I coil device infringes another European patent held by the plaintiff. The complaint was filed in the District Court of Düsseldorf, Germany seeking additional monetary and injunction relief. In April, 2002, the Court found that EDC I coil devices do infringe the plaintiff’s patent. In May 2002, Dendron appealed the decision.

A hearing for all the appeals is scheduled for February 20, 2003.

Litigation with William Cook Europe ApS, Denmark

On April 2, 2002, Dendron was named as the defendant in a patent infringement lawsuit brought by William Cook Europe ApS, Denmark (the “plaintiff”), alleging that a German patent owned by the plaintiff is infringed by Dendron’s EDC II “curved tip” coil devices. The suit was filed in the District Court of Nordrhein-Westfalia (Landgericht) in Düsseldorf, seeking monetary and injunction relief. A hearing is scheduled for December 17, 2002.

Note (19)    Related party transactions

During Fiscal 2001 and Fiscal 2002, Dendron contracted €453,211 and €266,430, respectively, of research and development services with EFMT. Prof. Grönemeyer and Augusta Krankenanstalt, then shareholders of

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Dendron who are also shareholders of EFMT. In addition, Mr. Galla, an officer of Dendron, was also an officer of EFMT until June 2002.

Also, Dendron leases certain manufacturing equipment and space from this entity. The manufacturing space was leased until April 2002 when Dendron moved to another location rented from a third party. During Fiscal 2001 and Fiscal 2002, rent expense paid to this related party was €87,066 and €45,565, respectively.

As of September 30, 2002, accounts payable related to the above mentioned transactions included €92,761, due to this entity. These amounts pertain to research and development activities performed by EFMT for Dendron. In addition an accrual in the amount of 40,000 for outstanding invoices for research and development activities performed by EFMT for Dendron has been set up, see Note [11]. As of December 31, 2001, accounts receivable amounted to €38,776.

As discussed in Note [2], Dendron acquired certain of EFMT’s business assets on December 31, 1998. Dendron agreed to pay to EFMT (i) concerning purchased patents and patent applications an amount of €1.5 million by January 15, 1999, an additional amount of €0.5 million by April 15, 2000, (ii) concerning purchased inventory an amount of 75% of the final price to be determined 14 days after the stock taking and 25% by May 4, 1999. As of December 31, 2001 and September 30, 2002, short-term and long-term liabilities included seller financing payable to EFMT for a principal amount of €506,493 (including accrued interest of €63,715) and €216,136 (including accrued interest of €11,901), respectively.

In Fiscal 2001 and Fiscal 2002, Dendron recognized interest expense on the seller financing of €46,366 and €11,901, respectively.

During Fiscal 2001 and Fiscal 2002, Dendron contracted accounting, payroll, IT and other managerial services with dg Micromedicine GmbH (“dg Micro”), a company wholly-owned by Prof. Grönemeyer, then Dendron’s largest shareholder. Additionally, Mr. Galla, then an officer of Dendron, was also an officer of dg Micro until June 2002. Based on an oral agreement, dg Micro bills Dendron a monthly amount based on actual costs incurred plus a mark-up of 15%. Costs to Dendron totaled €308,468 and €193,000, for Fiscal 2001 and Fiscal 2002, respectively. As of September 30, 2002, accounts payable included €226,229, due to this entity. Prepaid expenses totaled €29,198 for Fiscal 2002.

In October 2001, Dendron entered into a loan agreement with Visus Technologie Transfer GmbH (“Visus”), a shareholder of which is dg Micro, a company wholly-owned by Prof. Grönemeyer, who was then Dendron’s largest shareholder. Additionally Mr. Galla, an officer of Dendron was also an officer of Visus until June 2002. According to this agreement, Visus borrowed €51,129 from Dendron under a 6.0% interest rate short-term loan. The loan was payable on demand. In November 2001, the obligation was transferred from Visus to dg Micro. Amounts receivable under the loan were offset against amounts payable under the service agreement with dg Micro.

In April 2001, Dendron was granted a short-term loan of €255,646 from ReDis Gesellschaft für Wiederaufbereitung in der Medizin mbH (“ReDis”), a company owned by parties who were then shareholders of Dendron, including Prof. Grönemeyer, then the largest shareholder of Dendron. Additionally, Mr. Galla, an officer of Dendron, was an officer of ReDis until June 2002. The loan accrued interest at a fixed interest rate of 6.0% and was payable on demand. Dendron repaid the loan in September 2001. Dendron recognized interest expense of €5,538 in Fiscal 2001 in connection with this loan.

Dendron subleases a portion of its manufacturing and office space rented from a third party to ReDis under a verbal agreement commencing on May 1, 2002. Rent income was €23,092 for the five-month period ended

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2002. The agreement terminates on December 1, 2002. As of September 30, 2002, accounts receivable included €20,843 due from this entity.

Dendron rents its office space from Institut für Microtherapie (“IMT”), which is wholly owned by Prof. Grönemeyer, formerly Dendron’s largest shareholder. Rental expenses totaled €56,357 and €16,660 for Fiscal 2001 and Fiscal 2002, respectively. As of September 30, 2002, accounts payable included €13,043, due to this entity. In addition, Dendron sells products to IMT. Dendron generated revenues from IMT of €20,360 and €8,560 in Fiscal 2001 and 2002, respectively. As of December 31, 2001 and September 30, 2002, accounts receivable included €3,486 and net nil, after a valuation allowance of €12,373 for Fiscal 2002, respectively, due from this entity. As of December 31, 2002, an accounts payable included an amount of €13,043.

In November 1998, Dendron entered into a license agreement with Dr. Henkes, then a shareholder of Dendron, pursuant to which Dendron was granted the exclusive rights to use a patent owned by him. According to the terms of the license agreement, Dendron has to pay 5.0% of any revenues obtained from the sale of products manufactured using this patent. Dendron has not yet manufactured any product using this patent and accordingly, no license fees have been paid to Dr. Henkes. Dr. Henkes is contracted by EFMT to perform medical research for EFMT in the name of Dendron. These activities are charged to Dendron in accordance with the EFMT research and development agreement between EFMT and Dendron. Costs to Dendron totaled €129,177 and €86,118, for Fiscal 2001 and Fiscal 2002, respectively. As of September 30, 2002, amounts payable to Henkes totaled €4,418. This amount pertains to travel expenses incurred on behalf of Dendron by Dr. Henkes and not to medical research activities.

Alfred Krupp Hospital in Essen, Germany (“Krupp”) is the major customer of Dendron. Dr. Henkes, formerly a shareholder of Dendron, is a leading medical doctor employed at Krupp. Dendron generated revenues from Krupp of €861,936 and €816,716 in Fiscal 2001 and Fiscal 2002, respectively. As of December 31, 2001 and September 30, 2002, accounts receivable included €5,807 and €33,016, respectively, due from Alfred Krupp Hospital.

In 2001, Dendron, together with 12 other companies and institutions, formed a center for research and development called Kompetenzzentrum Medizintechnik Ruhr (“KMR”). The purpose of KMR is to perform advanced medical research and is financed by the German government. According to a cooperation agreement among the parties involved in the project, each participant will benefit from future results of the research venture. Dr. Monstadt, formerly a shareholder and officer and currently managing director of Dendron, is a member of the board of directors of KMR.

Dendron has entered into an employment agreement with Dr. Monstadt, a former shareholder of Dendron, as managing director. Pursuant to the terms of the agreement, Dr. Monstadt is entitled to receive compensation in the form of (i) an annual fee payable in cash on a monthly basis and (ii) an annual bonus equal to 1.5% of an adjusted net income, as defined in the agreement, but not exceeding €25,000 per annum and (iii) other discretionary bonuses. In addition, the agreement includes confidentiality provisions, invention assignment provisions, and covenants not to compete. Total compensation paid to this officer was €100,685 and €75,230 in Fiscal 2001 and Fiscal 2002, respectively. As of December 31, 2001 and September 30, 2002, no salaries payable due to Dr. Monstadt were unpaid.

During Fiscal 2001, outstanding shareholder receivable amounts were paid to Dendron by certain shareholders. The amounts received were greater than the amounts of the receivable resulting in a related party liability in the amount of €3,388 for Fiscal 2001 and Fiscal 2002.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note (20)    Disclosures about fair value of financial instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgements made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, Dendron’s fair values should not be compared to those of other companies.

Under SFAS 107, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amount presented does not represent the underlying value of Dendron. For certain assets and liabilities, the information required under SFAS 107 is supplemental with additional information relevant to an understanding of the fair value.

The methods and assumptions used to estimate the fair values of each class of financial instruments as of December 31, 2001 and September 30, 2002 are as follows:

Accounts Receivable, Net

Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off and reserved for.

Accounts Payable

The carrying amount of accounts reported in the balance sheet is equal to its fair value.

Overdraft facilities

The carrying amount of overdraft facilities reported in the balance sheet approximates fair value due to its short term nature.

Long Term Debt

The carrying value of long-term debt approximates fair value as they bear interest at or near current market rates.

Other Receivables and Other Liabilities

The carrying amount of other receivables and other liabilities reported in the balance sheet approximates fair value due to their short term nature.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note (21)    Distribution agreements

Germany operations

On October 15, 2001, Dendron signed a sales representative agreement with C. Nicolai GmbH & Co. KG (Nicolai). Under the terms of the agreement, Nicolai provides product promotion, marketing and sales solicitation, in Germany, for customers other than Alfried Krupp Krankenhaus, Dendron’s major customer. Under the terms of the agreement, products are not shipped to Nicolai but directly to customers. As compensation for his services, Dendron pays a variable fee of 25% of all sales completed in Germany to customers other than sales to Alfried Krupp Krankenhaus. Under the agreement, Dendron accrued marketing expense of €9,276 and €96,155 in Fiscal 2001 and Fiscal 2002, respectively.

International operations

Dendron has established international distribution arrangements, focused on the introduction and market penetration of its products, in most parts of Europe, Latin America, and countries in the Asia-Pacific region, including Australia and Japan, through a network of specialty medical device distributors. The initial terms of the agreements generally range between 2 and 5 years, and may be extended either automatically, unless terminated, or by mutual agreement. The agreements may be terminated by Dendron if certain events have occurred or if the distributors have not achieved certain performance criteria, as defined in the agreements. Certain agreements are also terminable by Dendron upon payment by Dendron of a termination fee, as defined in the agreements.

Note (22)    Subsequent events

On September 3, 2002, the shareholders of Dendron entered into a binding securities purchase agreement with Micro Therapeutics, Inc. On October 4, 2002, Micro Therapeutics, Inc. announced it had completed the acquisition of 100% of the outstanding share capital of Dendron. As such, Dendron became a wholly-owned subsidiary of Micro Therapeutics, Inc.

As more described in Note [3], Dendron has primarily incurred losses since its inception and as of September 30, 2002, its current liabilities exceeded its current assets by approximately € (3.2) million. For Fiscal 2001 and Fiscal 2002 Dendron recorded negative cash flows from operations of € (2.4) million and € (1.1) million, respectively.

Effective October 7, 2002, Micro Therapeutics, Inc. assumed control of Dendron’s management and established a plan to improve the strength of Dendron’s balance sheet and to restructure its ongoing operations in an effort to improve profitability and operating cash flow.

As part of the parent company’s plan, management of Dendron is taking actions to improve cash flow and increase revenues, including: (1) the world-wide deployment and marketing of Dendron’s products, including the United States, Japan and Europe, and increase of the revenue-base in new and existing markets within the European Union; (2) receive financial support from the parent company as needed in the form of capital contributions or loans. Dendron also believes that additional cost savings can be generated by centralizing its distribution efforts with the parent company’s distribution partner. Dendron believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout Fiscal 2003 and continue its development and commercialization efforts.

As of the date of these financial statements, Dendron has not received a commitment for financial support from its parent company. In addition, no assurance can be given that Dendron will be successful in obtaining such a commitment, or that other forms of capital will be available on terms acceptable to Dendron. There is no

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

guarantee that projected increases in revenues will be sufficient to ensure the continued viability of Dendron. Further, there can be no assurance that even if such financial support is obtained and that revenues are increased, that Dendron will achieve profitability or positive cash flows. These conditions raise substantial doubt about Dendron’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As a result of the acquisition described above, Dendron is in the process of informing substantially all its current distributors of their intent to terminate these agreements. Negotiations regarding the specific terms of termination are currently being determined.

On November 4, 2002, Dendron entered into termination agreements with two key executives. Pursuant to the terms of the termination agreements, Dendron is obligated to continue to pay compensation through December 31, 2003 in an aggregate amount of €240,000.

As discussed in Note [14], under the terms of the partnership agreement with Technologie-Beteiligungsgesellschaft mbH der Deutschen Ausgleichsbank (the “silent partner/Stiller Beteiligter”), a change in control of Dendron resulting from the transaction with Micro Therapeutics, Inc. allowed the silent partner to request the redemption of the silent partnership obligation payable at original principal amount plus any accrued but unpaid interest plus 30% of the original principal amount. Dendron received a notice of redemption on October 4, 2002. The silent partner waived €50,000 from the total amount owed by Dendron. On October 28, 2002, Dendron paid €1.9 million.

On October 7, 2002, Dendron repaid the term loan payable in an amount of €1.2 million. Accordingly, all pledges on Dendron’s inventory, patents and patent applications and receivables were released.